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                                  EXHIBIT 1(f)

                       AMENDMENT TO DECLARATION OF TRUST,
                             DATED DECEMBER 4, 1996




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                             Secretary's Certificate

                      Amendment to the Declaration of Trust
                                 HighMark Funds
                          (formerly The HighMark Group)

         The undersigned hereby certifies that he is the Secretary of The HighMark Group (the "Group"), a Massachusetts business trust established by Declaration of Trust dated as of March 10, 1987; that the following is a true and correct copy of a resolution duly adopted by the Board of Trustees at a meeting held on the fourth day of December 1996, pursuant to Section 6.4 of the Group's Declaration of Trust; that the passage of said resolution was in all respects legal; and that said resolution is in full force and effect:

                  RESOLVED, that, pursuant to paragraph C of Section 10.8 of the Group's Declaration of Trust and for the purpose of changing the Group's name, Section 1 of said Declaration of Trust is hereby amended in its entirety by substituting the following in its place:

                           This trust shall be known as HighMark Funds
                  (hereinafter called the "Trust").

         Dated this fourth day of December, 1996.

                                              ---------------------------------
                                              George O. Martinez
                                              Secretary